Manning & Napier Fund, Inc. 485BPOS

Exhibit 99(d)(3)(a)

AMENDED AND RESTATED

ADVISORY FEE WAIVER AGREEMENT

SCHEDULE A

May 29, 2025

Series

Core Bond Series Class W

Credit Series Class W

Disciplined Value Series Class W

Diversified Tax Exempt Series Class W

Equity Series Class W

High Yield Bond Series Class W

Pro-Blend Conservative Term Series Class W

Pro-Blend Moderate Term Series Class W

Pro-Blend Extended Term Series Class W

Pro-Blend Maximum Term Series Class W

Rainier International Discovery Series Class W

Systematic High Yield Bond Series Class W

Unconstrained Bond Series Class W